Exhibit 99.1

Media Contact:	Financial Contact:
Alan B. Lewis	Gerard F. Agoglia
Acclaim Entertainment, Inc.	Acclaim Entertainment, Inc.
(516) 656-5000	(516) 656-5000

alewis@acclaim.com	gagoglia@acclaim.com

ACCLAIM ENTERTAINMENT, INC. ANNOUNCES REVISED OPERATING PLAN

GLEN COVE, NY, January 17, 2003—Acclaim Entertainment, Inc. (NASDAQ.SC: AKLM) today announced its revised operating plan which is designed to address, among others things, the following key operational goals: reducing the Company’s operating expenses in order to better align them with projected revenues; achieving and maintaining positive cash flow; an ongoing review of its product release schedule to better meet market demand; and meeting the Company’s projected profitability. This plan was presented to and has been unanimously approved and adopted by the Company’s Board of Directors.

Reduction of Operating Expenses

The Company is implementing organization-wide reductions of its annualized operating expenses in order to bring them in line with its projected revenues, and is targeting an approximate 35% decrease in its annual operating expenses. Going forward, the Company’s research and development expenditures will be approximately 21% of its annualized net revenue.

Reduction of Global Staff

The organization’s lowered operating expenses will primarily be derived from personnel reductions throughout all levels of management in its global organization, as well as lowered sales and marketing-related expenses. The Company is decreasing its global administrative headcount by approximately 35%.

Change of Executive Management Team

On Thursday, January 16, 2003, the Company accepted the resignation of Edmond Sanctis, who had served as President and Chief Operating Officer of Acclaim North America since December 28, 2001. Rod Cousens, the President and Chief Operating Officer for the Company’s successful International division is immediately assuming the role of interim Global Chief Operating Officer and President. In this role, Cousens is responsible for overseeing the day-to-day operations throughout the Company’s global organization.

“In order to effectively reduce operating expenses and enhance our efforts to return to profitability, we have developed and implemented a new operating plan that we believe is achievable for the organization and provides a strong platform for our growth,” said Gregory Fischbach, Co-Chairman and CEO for Acclaim. “Given Rod’s proven ability to successfully manage and grow our international operations, we are very pleased to have him assume the role of interim Global Chief Operating Officer and President. We are confident that his wealth of industry knowledge and leadership skills will greatly benefit our organization going forward.”

“While the year ahead will be challenging for our organization, we are taking the necessary steps to build a sound foundation to once again become a leader in this industry,” said Rod Cousens, Global Chief Operating Officer and President for Acclaim. “We are committed to improving every facet of our organization and building a strong worldwide portfolio of recognizable brands that supports our growth and return to profitability.”

Change of Fiscal Year End

The Company will be adopting a new fiscal year end, whereby moving the end of its fourth quarter and fiscal year from August 31 to March 31. As a result of this change, the Company’s fiscal year 2003, which began on September 1, 2002, will end on March 31, 2003. The Company’s new fiscal year 2004 will commence on April 1, 2003 and end on March 31, 2004. “The change in our fiscal year end will align our quarterly and annual financial reporting with industry peers and the retail community,” said Gerard F. Agoglia, Chief Financial Officer for Acclaim.

About Acclaim Entertainment

Based in Glen Cove, N.Y., Acclaim Entertainment, Inc., is a leading worldwide developer, publisher and mass marketer of software for use with interactive entertainment game consoles including those manufactured by Nintendo, Sony Computer Entertainment and Microsoft Corporation as well as personal computer hardware systems. Acclaim owns and operates five studios located in the United States and the United Kingdom, which includes a motion capture and recording studio in the U.S., and publishes and distributes its software through its subsidiaries in North America, the United Kingdom, Germany, France and Spain. The Company uses regional distributors worldwide. Acclaim also distributes entertainment software for other publishers worldwide, publishes software gaming strategy guides and issues “special edition” comic magazines periodically. Acclaim’s corporate headquarters are in Glen Cove, New York and Acclaim’s common stock is publicly traded on NASDAQ.SC under the symbol AKLM. For more information please visit our website at www.acclaim.com.

The statements contained in this release which are not historical facts, are “forward-looking statements.” Acclaim cautions readers of this press release that a number of important factors could cause Acclaim’s actual future results to differ materially from those expressed in any such forward- looking statements. These important factors, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other factors that could affect Acclaim, are described in Acclaim’s Annual Report on Form 10-K for the fiscal year ended August 31, 2002, and Acclaim’s subsequent Quarterly Reports on Form 10-Q, all of which were filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.

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